For the fiscal period ended (a) 6/30/99
File number (c) 811-2992



                        SUB-ITEM 77M
                           Mergers


      On January 22, 1999, Prudential National
Municipals   Fund,   Inc.  (The   Registrant),
acquired  all  the  net assets  of  Prudential
Municipal  Series Fund (Maryland and  Michigan
Series)  and  Prudential Municipal  Bond  Fund
(Intermediate Series) pursuant to  a  plan  of
reorganization    approved    by    Prudential
Municipal  Series Fund (Maryland and  Michigan
Series)  and  Prudential Municipal  Bond  Fund
(Intermediate Series) shareholders on  January
14, 1999.  The reorganization was approved  by
the  Directors of the Registrant on August 26,
1998  but did not require the approval of  the
Registrant's  shareholders.   The  acquisition
was accomplished on January 22, 1999, by a tax-
free exchange of Class A, Class B, Class C and
Class   Z   shares   of  Prudential   National
Municipals Fund, Inc. for the net assets of Prudential Municipal Series Fund (Maryland and
Michigan Series) and Prudential Municipal Bond
Fund (Intermediate Series).